Exhibit 99

ABX Air Holds

Annual Shareholders Meeting

Shareholders vote in favor of proposed resolutions

WILMINGTON, OHIO – May 9, 2006 – Shareholders of ABX Air (NASDAQ: ABXA) re-elected two directors, approved a proposal to increase the maximum size of the Board of Directors, and ratified the appointment of auditors at their annual meeting here today.

Directors re-elected to three-year terms on the ABX Air board were Jeffrey J. Vorholt and Joseph C. Hete. Vorholt has served on the board since January 2004 and is Chairman of the Audit Committee. Hete has also served as the President & Chief Executive Officer since ABX Air became publicly traded in August 2003.

Shareholders also approved an amendment to the Corporation’s Amended and Restated Certificate of Incorporation increasing from five to nine the maximum number of directors that may serve on the Board, and ratified the appointment of Deloitte & Touche LLP as the Corporation’s auditors for 2006.

At the meeting, Joe Hete reviewed the Corporation’s financial results for 2005 and the first quarter of 2006. His presentation has been posted on the investor relations section on ABX Air’s website, www.ABXAir.com.

ABX Air is a cargo airline with a fleet of 112 in-service aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. ABX became an independent public company effective August 2003, as a result of the separation from its former parent company, Airborne, Inc., which was acquired by DHL Worldwide Express, B.V. In addition to providing airlift capacity and sort center staffing to DHL, ABX Air provides charter and maintenance services to a diverse group of customers. ABX Air is the largest employer in a several county area in southwestern Ohio.